                                                                    EXHIBIT 1(B)


                             UNDERWRITING AGREEMENT



                               February 26, 1998



Thiokol Corporation
2475 Washington Boulevard
Ogden, Utah  84401-2398

Dear Sirs and Mesdames:

     We (the "Manager") are acting on behalf of the underwriters (including ourselves) named below (such underwriters being herein called the "Underwriters"), and we understand that Thiokol Corporation, a Delaware corporation (the "Company"), proposes to issue and sell $150,000,000 aggregate principal amount of 6 5/8% Senior Notes due 2008 (the "Debt Securities"). The Debt Securities are also referred to herein as the "Offered Securities." The Debt Securities will be issued pursuant to the provisions of an Indenture dated as of March 3, 1998 (the "Indenture") between the Company and Harris Trust and Savings Bank, as Trustee (the "Trustee").

     Subject to the terms and conditions set forth or incorporated by reference herein, the Company hereby agrees to sell to the several Underwriters, and each Underwriter agrees, severally and not jointly, to purchase from the Company the respective principal amounts of Debt Securities set forth below opposite their names at a purchase price of 98.773% of the principal amount of Debt Securities, plus accrued interest from March 1, 1998 to the date of payment and delivery:

                                                        Principal Amount of
                              Name                        Debt Securities
            -----------------------------------------   -------------------
            Morgan Stanley & Co. Incorporated                  $ 60,000,000
            Credit Suisse First Boston Corporation               30,000,000
            ABN AMRO Incorporated                                20,000,000
            BT Alex. Brown Incorporated                          20,000,000
            First Chicago Capital Markets, Inc.                  20,000,000
                                                               ------------
                 Total...............................          $150,000,000


     The Underwriters will pay for the Offered Securities upon delivery thereof at the offices of Latham & Watkins, 505 Montgomery Street, Suite 1900, San Francisco, California 94111 at 10:00 a.m. (New York time) on March 3, 1998, or at such other time, not later than 5:00 p.m. (New York time) on March 10, 1998, as shall be designated by the Manager. The time and date of such payment and delivery are hereinafter referred to as the Closing Date.

     The Offered Securities shall have the terms set forth in the Prospectus dated February 26, 1998, and the Prospectus Supplement dated February 26, 1998 (the "Prospectus Supplement"), including the following:


Terms of Debt Securities

     Maturity Date:               March 1, 2008

     Interest Rate:               6 5/8% per annum, payable semiannually in
                                  arrears on each Interest Payment Date

     Redemption Provisions:       The Debt Securities will be redeemable, in
                                  whole or from time to time in part, at the option of the Company at any time at a redemption price equal to the greater of (i)
                                  100% of the principal amount of the Debt
                                  Securities to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon
                                  (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Prospectus Supplement) plus 20 basis points plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

     Interest Payment Dates:      March 1 and September 1, commencing
                                  September 1, 1998 (Interest accrues from
                                  March 1, 1998)

     Form and Denomination:       The Debt Securities will be represented by a
                                  global note registered in the name of a
                                  nominee of The Depository Trust Company, as depositary. The Debt Securities will be issued in denominations of $1,000 and integral multiples thereof.


     All provisions contained in the document entitled Thiokol Corporation Underwriting Agreement Standard Provisions (Debt Securities and Warrants to Purchase Debt Securities) dated February 26, 1998, a copy of which is attached hereto, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein, except that (i) if any term defined in such document is otherwise defined herein, the definition set forth herein shall control, (ii) all references in such document to a type of security that is not an Offered Security shall not be deemed to be a part of this Agreement, (iii) if the Offered Securities do not include Debt Warrants, then all references in such document to Debt Warrant Securities shall not be deemed to be a part of this Agreement and (iv) all references in such document to a type of agreement that has not been entered into in connection with the transactions contemplated hereby shall not be deemed to be a part of this Agreement.

     Please confirm your agreement by having an authorized officer sign a copy of this Agreement in the space set forth below.


                                   Very truly yours,

                                   MORGAN STANLEY & CO. INCORPORATED

                                   Acting severally on behalf of itself
                                   and the several Underwriters named herein



                                   By: /s/ Mark H. Bradley
                                      ---------------------------------------
                                      Name: Mark H. Bradley
                                      Title: Principal


Accepted:

THIOKOL CORPORATION


By: /s/ Nicholas Iuanow
   ------------------------------
   Name: Nicholas Iuanow
   Title: Vice President and Treasurer